EXHIBIT 10.2
AMENDED & RESTATED EMPLOYMENT AGREEMENT
This AMENDED & RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of this 8th day of August, 2016, by and between RED ROBIN GOURMET BURGERS, INC., a Delaware corporation (the “Company”), and Denny M. Post (“Executive”).
RECITAL
WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship between Executive and the Company.
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
AGREEMENT
1.            Employment Period.  The Company, through its wholly-owned subsidiary, Red Robin International, Inc., a Nevada corporation (“RRI”), hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  The term of Executive’s employment hereunder shall be deemed to have commenced on August 8, 2016 (the “Effective Date”), and shall continue indefinitely, subject to termination as provided herein (such term being referred to herein as the “Employment Period”).  Executive and the Company acknowledge that, except as may otherwise be provided by this Agreement or under any other written agreement between Executive and the Company, the employment of Executive by the Company and RRI is “at will” and Executive’s employment may be terminated by either Executive or the Company at any time for any reason, or no reason.  RRI shall be the “employer” for tax, legal reporting, payroll processing and similar purposes.
2.            Position and Duties.
(a)            During the Employment Period, Executive shall be employed as and hold the titles of President and Chief Executive Officer of the Company, with such duties, authorities and responsibilities that are customary for public company chief executive officer positions.  Executive will be the principal executive officer of the Company, and shall report to the Company’s Board of Directors, which will include interfacing with the Chair of the Company’s Board of Directors, and certain committees of the Board of Directors and their respective chairpersons from time to time (collectively, the “Board”).  The Board may assign Executive such other duties, authorities and responsibilities that are not substantially inconsistent with her positions as Chief Executive Officer of the Company.  Executive shall also become a member of the Board as of the Effective Date. Thereafter, during the Employment Period, the Board shall nominate Executive for re-election as a member of the Board at the expiration of the then current term, provided that the foregoing shall not be required to the extent prohibited by legal or regulatory requirements, or the current provisions of Section 6E of the Company’s Certificate of Incorporation as in effect at any time or from time to time.  During the Employment Period, Executive shall report only to the Board and all employees of the Company, RRI and the Company’s subsidiaries shall report to Executive or her designee.  For the avoidance of doubt, the company may appoint another individual to serve as President of the Company and upon such appointment Executive shall (automatically and without further action) no longer serve as President of the Company and Executive acknowledges and agrees that she shall not have Good Reason with respect thereto.
(b)            During the Employment Period, Executive shall devote substantially all of her skill, knowledge and working time to the business and affairs of the Company and its subsidiaries; provided that in no event shall this sentence prohibit Executive from (i) performing personal, charitable, civic, educational, professional, community or industry activities (ii) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for profit companies, and (iii) managing Executive’s passive personal investments, so long as such activities do not materially and adversely interfere with Executive’s duties for the Company or otherwise violate the terms and conditions of this Agreement or the Company’s policies in effect from time to time applicable to executive officers of the Company.  Executive shall perform her services at the Company’s headquarters, presently located in Greenwood Village, Colorado, subject to reasonably required travel in connection with the performance of her services hereunder or as reasonably requested by the Board.  Executive shall use her best efforts to carry out her responsibilities under this Agreement faithfully and efficiently.
(c)            In her position as Chief Executive Officer of the Company, Executive shall, subject to the oversight of the Board and the “Authorization Limits” established from time to time by the Board, have full authority and responsibility to manage the operation of the Company’s restaurants and franchise system, including the hiring and discharge of employees of the Company and its subsidiaries, closing, selling, developing and opening restaurants as contemplated by the annual budget approved by the Board (the “Annual Plan”), establishing and administering the Company’s marketing plan, making improvements in and refurbishing the Company’s restaurants consistent with the capital expenditure budget in the Annual Plan, administering and managing the day-to-day operation of the restaurants, granting new franchises and administering and managing the franchise operations consistent with the Annual Plan.
3.            Compensation.
(a)            Base Salary.  During the Employment Period, Executive shall receive from the Company an annual base salary (“Annual Base Salary”) at the rate of $700,000.00, with such salary to be adjusted at such times, if any, and in such amounts as determined by the Board and approved by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), provided, however, that Executive’s Annual Base Salary shall not be decreased without Executive’s prior written consent unless the annual salaries of all other Executive Officers are proportionately decreased, but in no event shall the Annual Base Salary be decreased by more than ten percent (10%) of Executive’s Annual Base Salary then in effect.  Executive’s Annual Base Salary shall be subject to annual review by the Board during the Employment Term.  The Company shall pay the Annual Base Salary to Executive in accordance with the Company’s and RRI’s normal payroll policy.
(b)            Annual Incentive Compensation.  In addition to the Annual Base Salary, Executive is eligible to receive an annual cash bonus each fiscal year during the Employment

Period as determined in accordance with the Company’s annual incentive plan and as approved by the Compensation Committee (the “Annual Bonus”).  For fiscal year 2016, Executive’s target bonus shall be 120% of Executive’s annual base salary (with such target applicable for the full fiscal year regardless of the Effective Date of this Agreement).  Thus, for the avoidance of doubt, for the period commencing December 28, 2015 until the Effective Date, the Executive’s target bonus shall be 120% of Executive’s annual base salary prior to the Effective Date prorated by the number of days from December 28, 2015 until the Effective Date, and, for the period commencing on the Effective Date through December 25, 2016, the Executive’s target bonus shall be 120% of Executive’s Annual Base Salary on and following the Effective Date prorated by the number of days from the Effective Date through December 25, 2016.  Through the 2017 fiscal year, the Annual Bonus shall be targeted at 120% of Executive’s Annual Base Salary.  Such target will be subject to adjustment by the Compensation Committee in fiscal year 2018 and later.  The actual amount of any Annual Bonus shall depend on the level of achievement of the applicable performance criteria established with respect to the Annual Bonus by the Board and the Compensation Committee in their sole discretion.
(c)            Long-Term Incentive Awards.
(i)            Sign-On Equity Awards.  Executive will receive equity awards pursuant to the Company’s Second Amended and Restated 2007 Performance Incentive Plan (the “2007 Plan”) or the Company’s new equity incentive award plan (subject to approval of such plan at the shareholder meeting in fiscal year 2017), as applicable, as follows (the “Sign-On Equity Awards”): (x) on October 3, 2016, a non-qualified stock option having a Black-Scholes grant date fair value of $160,400, of which 25% shall vest on each of the first, second, third and fourth anniversaries of the date of grant, subject to continued employment through each such vesting date; (y) on October 3, 2016, time-vested restricted stock units having a grant date fair value of $80,200, of which 25% shall vest on each of the first, second, third and fourth anniversaries of the date of grant, subject to continued employment through each such vesting date; and (z) during the first quarter of fiscal 2017, performance share units with a grant date fair value (at target) of $1,050,000 (such PSU grant shall be subject to approval of the Company’s new equity incentive award plan at the shareholder meeting in fiscal year 2017).  The PSU award will cliff-vest at the end of a three-year performance cycle, generally subject to Executive’s continued employment through the applicable vesting date, with the number of PSUs earned and issued to be determined based on achievement of three-year cumulative EBITDA and three-year average ROIC threshold, target or maximum performance objectives (with linear interpolation for performance achieved between these objectives).  Specific EBITDA and ROIC targets will be approved by the Compensation Committee in the first quarter of fiscal year 2017, with the threshold, target, and maximum number of shares eligible for issuance under the PSU award to be consistent with past practice.  The Sign-On Equity Awards shall be subject to the terms and conditions set forth in the Company’s standard award agreement for the applicable type of award and shall be subject to the terms of the 2007 or the new equity incentive award plan, as applicable.
(ii)            Generally.  Beginning in fiscal year 2017, Executive shall have the opportunity to participate in the Company’s long term incentive plan (“LTIP”), which will have a target value equal to 250% of Base Salary.  It is expected that the annual LTIP grant will be comprised of the following types of awards:  (i) service-based vesting stock options (40%), (ii)

service-based vesting RSUs (20%), and (iii) PSUs (40%).  Notwithstanding anything to the contrary herein, for fiscal year 2017, the PSU award shall represent 60% of the target value of the fiscal year 2017 LTIP award (target value of $1,050,000) as contemplated in Section 3(c)(i)(z) of this Agreement which represents the award of PSUs for fiscal year 2017 and an additional amount of PSUs for the fiscal year 2016 stub period.  During the Employment Period, Executive shall be entitled to participate in such annual long term incentive awards as may be approved by the Board or the Compensation Committee from time to time in accordance with the Company’s compensation plans.
(iii)            For the avoidance of doubt, Executive’s cash-based long-term incentive awards granted and outstanding as of the Effective Date will remain outstanding and will be paid in accordance with their existing terms.
(d)            Other Benefits.
(i)            Welfare and Benefit Plans.  During the Employment Period: (A) Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs of the Company and RRI to the same extent as other senior executive employees, including, among other things, participation in the Company’s Non-Qualified Deferred Compensation Plan; and (B) Executive and/or Executive’s family, as the case may be, shall be eligible to participate in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company and RRI (including, to the extent provided, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs) to the same extent as other senior executive employees.
(ii)            Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable travel and other expenses incurred by Executive in carrying out Executive’s duties under this Agreement, provided that Executive complies with the policies, practices and procedures of the Company and RRI for submission of expense reports, receipts or similar documentation of the incurrence and purpose of such expenses (collectively referred to herein as “Expense Policies”).
(iii)            Paid Time Off.  Executive shall be entitled to holidays and four (4) weeks of paid time off per calendar year in accordance with the Company’s holiday and paid time off policies applicable to executive officers as in effect from time to time.
(iv)            Car Allowance.  During the Employment Period, Executive shall be paid a monthly car allowance in the gross amount of $1,250.00.
(v)            Payment of Legal and Financial Advisory Services Fees.  Commencing as of the Effective Date through the one (1) year anniversary of the Effective Date, the Company shall pay or Executive shall be reimbursed for her reasonable legal and financial advisory services fees incurred during such period up to a maximum of $30,000.
(e)            Reservation of Rights.  The Company reserves the right to modify, suspend or discontinue any and all of the employee benefit plans, practices, policies and programs referenced in subsections (d)(i), (ii) and (iii) above at any time without recourse by

Executive so long as such action is taken with respect to senior executives generally and does not single out Executive.
4.            Termination.
(a)            Death or Disability.  Executive’s employment and all associated rights and benefits shall terminate automatically upon Executive’s death.  If the Company determines in good faith that the Disability of Executive has occurred, it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of her duties.
(b)            Cause.  The Company may terminate Executive’s employment at any time for Cause.
(c)            By the Company without Cause.  The Company may terminate Executive’s employment at any time without Cause.
(d)            By Executive for Good Reason.  Executive may terminate her employment at any time for Good Reason subject to the notice and cure provisions set forth in the definition thereof.
(e)            Change in Control Event.  Executive’s employment may be terminated within twenty-four (24) months following the occurrence of a Change in Control Event by the Company without Cause or by Executive for Good Reason.
(f)            Obligations of the Company Upon Termination.
(i)            Death or Disability.  If Executive’s employment is terminated by reason of Executive’s Death or Disability, this Agreement shall terminate without further obligations to Executive or her legal representatives under this Agreement, other than for (A) payment of (1) Executive’s Annual Base Salary and any accrued but unused vacation through the date of termination to the extent not theretofore paid and reimbursement for any unreimbursed business expenses incurred through the date of termination, payable within 30 days of the effective date of termination; (2) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) payable pursuant to, and at such times as provided for by, such deferred compensation plan, program or policy; and (3) any payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable at such times as provided for by such plan, program or grant (the payments and benefits described clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); (B) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company; and (C) payment on the next Annual Bonus payment date immediately following the end of the fiscal year of the effective date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company, of a pro rata share (determined on the basis of the number of days during which Executive was employed by the Company during the applicable fiscal year prior to the effective date of termination) of the Annual Bonus that would otherwise have been earned based on actual performance and be payable pursuant to Section 3(b) hereof had Executive continued to be employed by the Company on such Annual Bonus payment date.
(ii)            Cause or Resignation other than with Good Reason. If Executive’s employment is terminated by the Company for Cause or Executive resigns from her position as Chief Executive Officer of the Company without Good Reason, this Agreement shall terminate without further obligations to Executive other than for the payment of Accrued Obligations at the time or times described therefor in Section 4(f)(i). If it is subsequently determined that the Company did not have Cause for termination hereof or that Executive had Good Reason for termination, then the decision to terminate shall be deemed to have been made under Section 4(c) or Section 4(d) hereof, respectively, and the amounts payable under Section 4(f)(iii) hereof shall be the only amounts Executive may receive on account of her termination.
(iii)            Termination upon or following a Change in Control Event, by the Company without Cause or by Executive for Good Reason.  If Executive’s employment terminates pursuant to Section 4(e) of this Agreement upon or following the occurrence of a Change in Control Event, the Company terminates Executive’s employment for any reason other than for Cause (but not including death or Disability) or Executive terminates her employment for Good Reason, this Agreement shall terminate without further obligations to Executive other than:
(A)            payment of (1) Accrued Obligations at the time or times described therefor in Section 4(f)(i) and (2) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company;
(B)            (1) upon a Change in Control Event, a severance payment equal to two (2) times the sum of (x) Executive’s Annual Base Salary and (y) the highest Annual Bonus amount earned by Executive for performance in the last three completed calendar years prior to the Change in Control Event for which bonuses have been paid or are payable (which Annual Bonus may be in the aggregate if Executive has earned more than one bonus payment for such calendar year), payable in substantially equal installments (such payments to be made in accordance with the Company’s normal payroll practices) for the twenty-four (24) month period following the effective date of termination; or (2) upon a termination by Executive for Good Reason or by the Company other than for Cause (and that is not a Change in Control Event), continued payment of Executive’s Annual Base Salary as in effect immediately prior to the date of termination (such payments to be made in accordance with the Company’s normal payroll practices) for the twenty-four (24) month period following the effective date of termination;
(C)            on the next Annual Bonus payment date immediately following the end of the fiscal year of the effective date of termination, payable at the time such Annual Bonus would have been paid if Executive was still employed with the Company, of the pro rata share (determined on the basis on the number of days during which Executive served the Company during the applicable fiscal year prior to the effective date of termination) of the Annual Bonus that would otherwise have been earned and be payable had Executive continued to be employed by the Company on such Annual Bonus payment date, subject in each case to standard withholdings and other authorized deductions; and
(D)            monthly payments (or reimbursement to Executive) of the cost of continuing coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or otherwise, if COBRA does not apply, for Executive and her spouse under the Company’s and RRI’s then existing medical, dental and prescription insurance plans for a period of eighteen (18) months, provided that Executive elects such continuing coverage in accordance with the requirements of each such plan (provided that during any period when Executive is eligible to receive such benefits under any employer-provided plan or through any government-sponsored program such as Medicare, the benefits provided under this clause (D) may be made secondary to those provided under such other plan);
provided, however, that as conditions precedent to receiving the payments and benefits provided for in this Section 4(f)(iii) (other than payment of the Accrued Obligations), Executive shall first execute and deliver to the Company and RRI a general release agreement in a form that is satisfactory to the Company and RRI, and all rights of Executive thereunder or under applicable law to rescind or revoke the release shall have expired no later than the 60 days after the date of termination (the “Release Condition”).  For the avoidance of doubt, the severance contemplated by Section 4(f)(iii)(B) shall be paid, subject to the satisfaction of the Release Condition, in substantially equal installments on regularly scheduled payroll dates beginning on the first regular payroll date that is sixty (60) days after Executive experiences a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”); provided, that such first payment shall be a lump sum payment equal to the amount of all payments due from the date of such termination through the date of such first payment.  If Executive fails to timely execute the general release, all payments and benefits set forth in this Section 4(f)(iii) (other than the payment of the Accrued Obligations) shall be forfeited.
(iv)            Exclusive Remedy.  Executive agrees that the payments contemplated by this Section 4(f) shall constitute the exclusive and sole remedy for any termination of her employment, and Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing contained in this Section 4(f)(iv) shall prevent Executive from otherwise challenging in a subsequent arbitration proceeding a determination by the Company that it was entitled to terminate Executive’s employment hereunder for Cause.
(v)            Termination of Payments.  Anything in this Agreement to the contrary notwithstanding, the Company shall have the right to terminate all payments and benefits owing to Executive pursuant to this Section 4(f) upon the Company’s discovery of any breach or threatened breach by Executive of her obligations under the general release or Sections 5, 6, 7 and 8 of this Agreement.

(vi)            Resignation as Officer or Director Upon Termination.  Upon termination of Executive’s employment with the Company for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned from any positions with the Company and all of its subsidiaries and affiliates, whether as an officer, director, employee, fiduciary or otherwise.  In such event, Executive shall, at the request of the Company, execute any documents reasonably required to evidence such resignations.
(g)            Survival of Certain Obligations Following Termination.  Notwithstanding any other provision contained in this Agreement, the provisions in Sections 5 through 11 and 14 through 21 of this Agreement shall survive any termination of Executive’s employment hereunder (but shall be subject to Executive’s right to receive the payments and benefits provided under this Section 4).
5.            Confidential Information.  Except in the good-faith performance of her duties hereunder, Executive shall not disclose to any person or entity or use, any information not in the public domain, in any form, acquired by Executive while she was employed or associated with the Company or RRI or, if acquired following the termination of such association, such information which, to Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or RRI, relating to the Company or its business.  Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof are and shall remain the sole and exclusive property of the Company, and Executive shall on request return to the Company the originals and all copies of any such information provided to or acquired by Executive in connection with her association with the Company or RRI, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by Executive during the course of such association.
6.            Covenant Not to Compete.  Executive agrees that, for the period commencing on the Effective Date and ending twenty-four (24) months after the date of termination of Executive’s employment with the Company (the “Restrictive Period”), Executive shall not directly or indirectly, either for herself or for, with or through any other Person, own, manage, operate, control, be employed by, participate in, loan money to or be connected in any manner with, or permit her name to be used by, either (i) any business that, in the reasonable judgment of the Board, competes with the Company and its subsidiaries in the burger focused restaurant business in (x) the United States, (y) the Canadian provinces of Alberta and British Columbia, or (z) any other country, province or territory in which the Company conducts business as of the date Executive’s employment terminates, or (ii) the following casual dining and brew-centric restaurant concepts (and their successors): Chili’s, Applebee’s, Ruby Tuesday, TGIFridays, Texas Roadhouse, BJ’s, Yardhouse, Millers Ale House and Brickhouse (“Competitive Activity”).  In making its judgment as to whether any business is engaged in a burger focused Competitive Activity, the Board shall act in good faith, and shall first provide Executive with a reasonable opportunity to present such information as Executive may desire for the Board’s consideration.  For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor, owner (other than by ownership of less than five percent of the stock of a publicly-held corporation whose stock is traded on a national securities exchange (a “Public Company”)).
7.            No Interference.  During the Restrictive Period, Executive shall not, without the prior written approval of the Company, directly or indirectly through any other Person (a) induce or attempt to induce any employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office to leave the employ of the Company or RRI, or in any way interfere with the relationship between the Company or RRI and any employee thereof, (b) hire any Person who was an employee of the Company or RRI at the level of Assistant Store Manager or higher in restaurant operations or the level of Director or higher at the Company’s home office within twelve months after such Person’s employment with the Company or RRI was terminated for any reason or (c) induce or attempt to induce any supplier or other business relation of the Company or RRI to cease doing business with the Company or RRI, or in any way interfere with the relationship between any such supplier or business relation and the Company or RRI.
8.            Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive shall deliver to the Company all of (a) the property of the Company or any of its subsidiaries, and (b) non-personal documents and data of any nature and in whatever medium of the Company or any of its subsidiaries, and she shall not take with her any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.
9.            Reasonableness of Restrictions.  Executive agrees that the covenants set forth in Sections 5, 6, 7 and 8 are reasonable with respect to their duration, geographical area and scope.  In the event that any of the provisions of Sections 5, 6, 7 and 8 relating to the geographic or temporal scope of the covenants contained therein or the nature of the business or activities restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.
10.            Injunctive Relief.  The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained herein, for which there is no adequate remedy at law.  Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of this Agreement, the Company, or its respective successors or assigns, may, in addition and supplementary to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance, injunctive or other relief (without the necessity of posting bond or security) in order to enforce compliance with, or prevent any violation of, the provisions hereof; and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein.
11.            Extension of Restricted Periods.  In addition to the remedies the Company may seek and obtain pursuant to this Agreement, the restricted periods set forth herein shall be extended by any and all periods during which Executive shall be found by a court to have been in violation of the covenants contained herein.
12.            Stock Ownership Requirement.  While employed by the Company, Executive shall be expected to maintain ownership of common stock or stock equivalents in such amounts and on such terms and conditions as are set forth in the Company’s Executive Stock Ownership Guidelines established by the Compensation Committee and in effect from time to time (the “Ownership Guidelines”).  Executive is expected to meet the ownership requirements set forth in the Ownership Guidelines within the time period stated in the Ownership Guidelines.  In the event Executive is unable to meet her ownership requirements within the defined time period, Executive shall retain all net after tax profit shares following option exercise and/or the vesting of restricted stock units until Executive has satisfied the requirements set forth in this Section 12.  No additional liability shall apply to Executive if Executive fails to satisfy the stock ownership requirements set forth in this Section 12.
13.            Definitions.  As used herein, unless the context otherwise requires, the following terms have the following respective meanings:
“Cause” means with respect to the termination by the Company of Executive as an employee of the Company:
(i)            Executive’s continual or deliberate neglect in the performance of her material duties;
(ii)            Executive’s failure to devote substantially all of her working time to the business of the Company and its subsidiaries (other than as expressly permitted in this Agreement);
(iii)            Executive’s failure to follow the lawful directives of the Board in any material respect;
(iv)            Executive’s engaging in misconduct in connection with the performance of any of her duties, including, without limitation, falsifying or attempting to falsify documents, books or records of the Company or its subsidiaries, misappropriating or attempting to misappropriate funds or other property, or securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company or its subsidiaries;
(v)            the violation by Executive, in any material respect, of any policy or of any code or standard of behavior or conduct generally applicable to employees of the Company or its subsidiaries;
(vi)            Executive’s breach of the material provisions of this Agreement or any other non-competition, non-interference, non-disclosure, confidentiality or other similar agreement executed by Executive with the Company or any of its subsidiaries or other act of disloyalty to the Company or any of its subsidiaries (including, without limitation, aiding a competitor or unauthorized disclosure of confidential information); or

(vii)            Executive’s engaging in conduct which is reasonably likely to result in material injury to the reputation of the Company or any of its subsidiaries, including, without limitation, commission of a felony, fraud, embezzlement or other crime involving moral turpitude;
provided, that a termination for Cause by the Company of any of the events described in clauses (i), (ii), (iv) and (v) above shall only be effective on 10 days advance written notification, providing Executive the opportunity to cure, if reasonably capable of cure within said 10-day period; provided, however, that no such notification is required if the Cause event is not reasonably capable of cure or the Board determines that its fiduciary obligation requires it to effect a termination of Executive for Cause immediately. Notwithstanding the preceding sentence, the Board may suspend Executive while it conducts a good faith inquiry of whether grounds for Cause exist.

“Change in Control Event” means:
(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control Event; (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (iii)(A), (B) and (C) below;
(ii)            In the event the Board is a classified board, a majority of the individuals who serve in the same class of directors that constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of that class of directors, or in the event the Board is not a classified board, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
(iii)            Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its

Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or
(iv)            Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;
provided, however, that any of the foregoing events shall constitute a Change in Control Event only if Executive’s employment with the Company as Chief Executive Officer of the Company is terminated by the Company without Cause or Executive voluntary terminates for Good Reason on or within twenty-four (24) months following such Change of Control Event.

“Disability” means a physical or mental impairment which substantially limits a major life activity of Executive and which renders Executive unable to perform the essential functions of her position, even with reasonable accommodation which does not impose an undue hardship on the Company.  The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or her medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.
“Good Reason” shall mean the occurrence, without Executive’s express written consent, of:  (i) a reduction in Executive’s compensation other than as permitted pursuant to Section 3 hereof; (ii) a relocation of the Company’s headquarters to a location more than twenty (20) miles from the location of the Company’s headquarters prior to such relocation; (iii) any willful breach by the Company of any material provision of this Agreement; or (iv) a significant reduction in the then-effective responsibilities of the Chief Executive Officer of the Company; provided that Executive gives written notice to the Company of the existence of such a condition within ninety (90) days of the initial existence of the condition, the Company has at least 30 days from the date when such notice is provided to cure the condition without being required to make payments due to termination by the Company for Good Reason (the “Cure Period”), and the Executive actually terminates her employment for Good Reason within thirty (30) days after the expiration of the Cure Period.  For the avoidance of doubt, in the event the Board appoints someone to succeed Executive as President of the Company, Executive acknowledges and agrees that any such appointment shall not constitute “Good Reason” so long as Executive remains the Chief Executive Officer of the Company.
14.            Arbitration.  Except as otherwise provided herein, any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment, including, but not limited to, any state or federal statutory or common law claims, shall be submitted to arbitration in Denver, Colorado, before a sole arbitrator selected from Judicial Arbiter Group, Inc., Denver, Colorado, or its successor (“JAG”), or if JAG is no longer able to supply the arbitrator, such arbitrator shall be selected from the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), or other mutually agreed upon arbitration provider, as the exclusive forum for the resolution of such dispute.  Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment, and under no circumstances shall class claims be processed or participated in by Executive.  The parties agree that Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee.  Executive and the Company further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs incurred by it or her in connection with resolution of the dispute in addition to any other relief granted.
15.            Governing Law.  This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.  Each Participant shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; however the Company is not limited in seeking relief in those courts.

16.            Taxes.
(a)            Except as otherwise provided in Section 20, and to the extent specifically provided in Section 17, Executive shall be solely liable for Executive’s tax consequences of compensation and benefits payable under this Agreement, including any consequences of the application of Section 409A of the Code.
(b)            In order to comply with all applicable federal or state income tax laws or regulations, the Company may withhold from any payments made under this Agreement all applicable federal, state, city or other applicable taxes.
17.            Section 409A Savings Clause.
(a)            It is the intention of the parties that compensation or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and this Agreement shall be interpreted accordingly.  To the extent such potential payments or benefits could become subject to additional tax under such Section, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
(b)            Each payment or benefit made pursuant to Section 4(f) of this Agreement shall be deemed to be a separate payment for purposes of 409A.  In addition, payments or benefits pursuant to Section 4(f) shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Agreement shall be construed accordingly.
(c)            For purposes of this Agreement, phrases such as “termination of employment” shall be deemed to mean “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder.
(d)            If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 17(d), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.
18.            Entire Agreement.  This Agreement (including Exhibits) constitutes and contains the entire agreement and final understanding concerning Executive’s employment with the Company and the other subject matters addressed herein between the parties.  It is intended by the parties as a complete and exclusive statement of the terms of their agreement.  It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.  Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party.  This is a fully integrated agreement.

19.            Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Board (or a person expressly authorized thereby) and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
20.            Excise Tax Payment.
(a)            Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) including, by example and not by way of limitation, acceleration (by the Company or otherwise) of the date of vesting or payment under any plan, program, arrangement or agreement of the Company, would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then there shall be made a calculation under which such Payments provided to Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  A comparison shall then be made between (A) Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit; and (B) Executive’s Net After-Tax Benefit without application of the 4999 Limit.  If (B) exceeds (A) by $100,000 or more, then no limit on the Payments received by Executive under this Agreement shall be imposed by this Section 21.  Otherwise, the amount payable to Executive pursuant to this Agreement shall be reduced so that no such Payment is subject to the Excise Tax.  “Net After-Tax Benefit” shall mean the sum of (x) all payments that Executive receives or is entitled to receive from the Company that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Section 280G(b)(2) of the Code (either, a “Section 280G Transaction”), less (y) the amount of federal, state, local and employment taxes and Excise Tax (if any) imposed with respect to such payments.
(b)            All determinations required to be made under this Section 20, including whether and when a Payment is cut back pursuant to Section 20(a) and the amount of such cut-back, and the assumptions to be utilized in arriving at such determination, shall be made by a professional services firm designated by the Board that is experienced in performing calculations under Section 280G (the “Professional Services Firm”) which shall provide detailed supporting calculations both to the Company and Executive.  If the Professional Services Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another qualified professional services firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Professional Services Firm hereunder).  All fees and expenses of the Professional Services Firm shall be borne solely by the Company.
(c)            In the event that a reduction in Payments is required pursuant to this Section, then, except as provided below with respect to Payments that consist of health and welfare benefits, the reduction in Payments shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio.  For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on the time of payment of such Payments, with amounts being paid furthest in the future being reduced first.  For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro-rata basis (but not below zero) prior to reducing Payments next in order for reduction.  For purposes of this Section, “Parachute Payment Ratio” shall mean a fraction, the numerator of which is the value of the applicable Payment as determined for purposes of Code Section 280G, and the denominator of which is the financial present value of such Parachute Payment, determined at the date such payment is treated as made for purposes of Code Section 280G (the “Valuation Date”).  In determining the denominator for purposes of the preceding sentence (1) present values shall be determined using the same discount rate that applies for purposes of discounting payments under Code Section 280G; (2) the financial value of payments shall be determined generally under Q&A 12, 13 and 14 of Treasury Regulation 1.280G-1; and (3) other reasonable valuation assumptions as determined by the Company shall be used.  Notwithstanding the foregoing, Payments that consist of health and welfare benefits shall be reduced after all other Payments, with health and welfare Payments being made furthest in the future being reduced first.  Upon any assertion by the Internal Revenue Service that any such Payment is subject to the Excise Tax, Executive shall be obligated to return to the Company any portion of the Payment determined by the Professional Services Firm to be necessary to appropriately reduce the Payment so as to avoid any such Excise Tax.
21.            Clawback.  Executive acknowledges that any incentive compensation contemplated under this Agreement shall be subject to the Company’s clawback policies, including without limitation any policy adopted to the extent required by applicable law or written company policy adopted to implement the requirements of such law (including without limitation Section 304 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act.
22.            Miscellaneous.
(a)            Binding Effect.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign her rights or delegate her obligations hereunder without the prior written consent of the Company.
(b)            Notices.  All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:
If to the Company, to:
Red Robin Gourmet Burgers, Inc.
6312 South Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO 80111
Attention: Chair of the Board of Directors and Chief Legal Officer
Facsimile No.: 303-846-6048

with a copy to:
Robert C. Fleder, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY  10019-6064
Facsimile No.: 212-757-3990

If to Executive, to:
To Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company.
with a copy to:
Dennis D. Murrell, Esq.
Middleton Reutlinger, PSC
401 South Fourth Street, Suite 2600
Louisville, KY  40202
Facsimile No.: 502-588-1918
If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received.  If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.
(c)            Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
(d)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
(e)            Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
(f)            Savings Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.  Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent reasonably practicable.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Michael L. Kaplan
	Name:	Michael L. Kaplan
	Title:	Senior Vice President and Chief Legal Officer

EXECUTIVE:

By:	/s/ Denny Marie Post
	Name:	Denny Marie Post

[Signature Page to Amended and Restated Employment Agreement]